EXHIBIT 8.1
SUBSIDIARIES* OF THE REGISTRANT
Techfaith Wireless Communication Technology (Beijing) Limited, a PRC company
One Net Entertainment Limited, a PRC company
Techfaith Wireless Communication Technology (Shanghai) Limited, a PRC company
STEP Technologies (Beijing) Co., Ltd., a PRC company
Techfaith Intelligent Handset Technology (Beijing) Limited, a PRC company
TechFaith Software (China) Limited, a PRC company
Techfaith Wireless Communication Technology (Hangzhou) Limited, a PRC company
Techfaith Wireless Communication Technology (Shenyang) Limited, a PRC company
Techfaith Intelligent Handset Technology (Hong Kong) Limited, registered in Hong Kong
Techfaith Wireless Technology Group Limited, a BVI company

*    Insignificant subsidiaries are omitted.